Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 27, 2007

Registration Statement on Form S-1

Registration No. 333-142368

VMWARE, INC.

FREE WRITING PROSPECTUS

VMWARE AND CISCO ANNOUNCE INVESTMENT

PALO ALTO, Calif. and SAN JOSE, Calif., July 27, 2007 — VMware, Inc. today announced that Cisco Systems will acquire an equity stake in the company.

Cisco will purchase $150 million of VMware Class A common shares currently held by EMC Corporation, VMware’s parent company, subject to customary regulatory and other closing conditions including Hart-Scott-Rodino (HSR) review. Upon closing of the investment, Cisco will own approximately 1.6 percent of VMware’s total outstanding common stock (less than one percent of the combined voting power of VMware’s outstanding common stock). VMware has agreed to consider the appointment of a Cisco executive to VMware’s board of directors at a future date.

Cisco’s purchase is intended to strengthen inter-company collaboration towards accelerating customer adoption of VMware virtualization products with Cisco networking infrastructure and the development of customer solutions that address the intersection of virtualization and networking technologies.

In addition, VMware and Cisco have entered into a routine and customary collaboration agreement that expresses their intent to expand cooperative efforts around joint development, marketing, customer and industry initiatives. Through improved coordination and integration of networking and virtualized infrastructure, the companies intend to foster solutions for enhanced datacenter optimization and extend the benefits of virtualization beyond the datacenter to remote offices and end-user desktops.

About VMware, Inc.

VMware, an EMC company (NYSE: EMC), is the global leader in virtual infrastructure software for industry-standard systems. Organizations of all sizes use VMware solutions to simplify their IT, fully leverage their existing computing investments and respond faster to changing business demands. VMware is based in Palo Alto, California. For more information, visit www.VMware.com.

About Cisco Systems

Cisco, (NASDAQ: CSCO), is the worldwide leader in networking that transforms how people connect, communicate and collaborate. Information about Cisco can be found at http://www.Cisco.com. For ongoing news, please go to http://newsroom.Cisco.com.

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VMware is a registered trademark or trademark of VMware, Inc. in the United States and/or other jurisdictions. Cisco, the Cisco logo, Cisco Systems, and the Cisco Systems logo are registered trademarks or trademarks of Cisco Systems, Inc. and/or its affiliates in the United States and certain other countries. All other marks and names mentioned herein may be trademarks of their respective companies.

The statements set forth above include forward-looking statements that involve risks and uncertainties. These forward-looking statements include the ability of VMware to close the transaction with Cisco and Cisco’s percentage ownership of VMware common stock. VMware wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the inability to close the transaction with Cisco as proposed due to, among other things and the failure to receive necessary approvals under the Hart-Scott-Rodino Act, and Cisco’s percentage ownership of VMware common stock will depend upon the number of shares sold to the public in VMware’s planned public offering. VMware disclaims any obligation to update any such forward-looking statements after the date of this release.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING REFERRED TO IN THIS COMMUNICATION. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK BELOW. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING CITI TOLL-FREE 1-800-831-9146, JP MORGAN TOLL-FREE 1-866-430-0686 OR LEHMAN BROTHERS TOLL FREE 1-888-603-5847.

TO REVIEW OUR CURRENT REGISTRATION STATEMENT DATED JULY 27, 2007, CLICK THE FOLLOWING LINK ON THE SEC WEB SITE AT WWW.SEC.GOV AS FOLLOWS (OR IF SUCH ADDRESS HAS CHANGED, BY REVIEWING OUR FILINGS FOR THE RELEVANT DATE ON THE SEC WEB SITE):

http://www.sec.gov/Archives/edgar/data/1124610/000119312507163560/ds1a.htm

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS 0001124610.

Contact:

Greg Eden

VMware Inc.

650-427-1095

John Noh

Cisco Systems

408-853-8445